As filed with the Securities and Exchange Commission on July 30, 2004.

Registration No. 333-116038

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYMMETRY MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	35-1996126
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

220 West Market Street

Warsaw, Indiana 46580

Telephone: (574) 268-2252

Telecopy: (574) 267-4551

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Moore

President and Chief Executive Officer

Symmetry Medical Inc.

220 West Market Street

Warsaw, Indiana 46580

Telephone: (574) 268-2252

Telecopy: (574) 267-4551

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C. Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000 Telecopy: (312) 861-2200	Danielle Carbone Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Telecopy: (212) 848-7179

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	No. of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	11,500,000	$16.00	$184,000,000	$23,313	(3)

(1)	Includes 1,500,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	Previously paid by the Registrant.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-116038) is being filed soley for the purpose of filing Exhibits 1.1, 10.4, 10.5, 10.17 and 10.19 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, to be paid solely by the Registrant, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$23,373
NASD filing fee	18,900
NYSE listing fee	196,332
Blue Sky fees and expenses (including attorneys’ fees and expenses)	15,000
Printing expenses	200,000
Accounting fees and expenses	1,000,000
Transfer agent’s fees and expenses	25,000
Legal fees and expenses	1,500,000
Financial advisory fee	2,000,000
Miscellaneous expenses (including fees associated with the new senior credit facility)	1,521,395

Total	$6,500,000

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that to the fullest extent permitted by applicable law, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our certificate of incorporation provides for indemnification of any person who was or is made or threatened to be made a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of us, or service, while a director or officer of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent permitted by applicable law against all expenses, liabilities and losses reasonably incurred by such person. Further, all of our directors and officers are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act. The historical share data set forth in this section has not been adjusted to reflect the 7.241-to-1 stock split that is expected to be effected prior to the completion of this offering.

On December 30, 2001, we granted options to purchase a total of 7,200 shares of our common stock to three employees under our 2002 Stock Option Plan at a per share exercise price of $2.00. On July 29, 2003, we granted options to purchase a total of 102,282 shares of our common stock to certain executive officers and employees under our 2003 Stock Option Plan at a per share exercise price of $22.03. On December 12, 2003, we agreed to grant options to Fred Hite to purchase 10,000 shares of our common stock under our 2003 Stock Option Plan at a per share exercise price of $35.00 in connection with his employment. In each case, the options were granted without registration in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.

On February 22, 2002 and April 15, 2002, we sold to Olympus/Symmetry Holdings LLC and its affiliates an aggregate of 3,033 shares of our class B preferred stock at $1,000 per share, for a total purchase price of $3,033,000. The securities were issued without registration in reliance on Section 4(2) of the Securities Act.

On July 15, 2002, we sold to Steffan Burns, our former president and chief executive officer, 15,600 shares of our common stock at $0.01 per share, for a total purchase price of $156 in cash. The securities were issued without registration in reliance on Section 4(2) of the Securities Act.

In connection with our acquisition of Mettis (UK) Limited and its subsidiaries on June 11, 2003, we issued the following securities without registration in reliance on Section 4(2) of the Securities Act:

•	On June 11, 2003, we issued $36.0 million in aggregate principal amount of 12% subordinated notes, warrants to purchase an aggregate of 80,842 shares of our common stock at a purchase price of $0.01 per share and warrants to purchase an aggregate of 3,530 shares of our class A preferred stock at a purchase price of $0.01 per share for aggregate proceeds of $36,000,000, to Windjammer Mezzanine & Equity Fund II, L.P., Olympus Growth Fund III, L.P., Olympus Growth Co-Investment Fund III, L.P., Olympus Executive Fund, L.P., Antares Capital Corporation, and RBS Equity Corporation.

•	We sold an aggregate of 966,513 shares of our common stock at $22.03 per share and 48,257 shares of our class A preferred stock at $1,000 per share for aggregate proceeds of approximately $69,550,000 to Windjammer Mezzanine & Equity Fund II, L.P., RBS Equity Corporation, CIT Lending Services Corporation and Knowledge Ventures, LLC.

•	We exchanged an aggregate of 3,042 shares of our class B preferred stock held by Olympus/Symmetry Holdings LLC and its affiliates and Timothy E. Wood for an aggregate of 53,011 shares of our common stock, valued at $22.03 per share, and 2,647 shares of our class A preferred stock, valued at $1,000 per share.

•	We issued to Mettis Group Limited 208,450 shares of our common stock, having an aggregate value of $4,592,149.54, and 10,408 shares of our class A preferred stock, having an aggregate value of $10,407,851.

On June 12, 2003, and July 15, 2003, we sold an aggregate of 16,434 shares of our common stock at $22.03 per share and 821 shares of our class A preferred stock at $1,000 per share to certain of our executive officers, directors and key employees for aggregate proceeds of approximately $820,590. The sales were made without registration in reliance on the exemption provided by Section 4(2) of the Securities Act.

No underwriters were involved in connection with any transactions set forth above. In each case we made inquiries to establish that these transactions qualified for exemptions from the registration requirements. In particular, for each sale made in reliance on the exemption provided by Section 4(2) of the Securities Act we received representations from the recipient of the securities that such recipient intended to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that such recipient was an “accredited investor” as defined in Rule 501(a) under the Securities Act. Appropriate legends were affixed to the securities issued.

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits.

The attached Exhibit Index is incorporated by reference herein.

(B) Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1) for purposes of determining any liability under the Securities Act, that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

2) for the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3) to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Symmetry Medical Inc. has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on July 30, 2004.

SYMMETRY MEDICAL INC.

By:	/S/ BRIAN MOORE
Name: Brian Moore
Title: President and Chief Executive Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 and Power of Attorney have been signed by the following persons in the capacities indicated on July 30, 2004.

Signature	Title

/S/ BRIAN MOORE Brian Moore	President, Chief Executive Officer (Principal Executive Officer) and Director

/S/ FRED HITE Fred Hite	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Robert S. Morris	Director

* James A. Conroy	Director

* Manu Bettegowda	Director

* Frank Turner	Director

*	The undersigned, by signing his name hereto, does sign and execute this Amendment No. 4 to Registration Statement pursuant the Power of Attorney executed by the above-named officers and directors of Symmetry Medical Inc. and previously filed with the Securities and Exchange Commission.

By:	/s/ BRIAN MOORE
Brian Moore, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

**1.1	Form of Underwriting Agreement.

3.1	Certificate of Incorporation, as currently in effect.

3.2	Form of Restated Certificate of Incorporation.

3.3	By-laws, as currently in effect.

3.4	Form of Restated By-laws (to be effective upon the closing of this offering).

4.1	Form of Certificate of Common Stock of Symmetry Medical Inc.

5.1	Opinion of Kirkland & Ellis LLP.

10.1	Form of Class A Preferred Stock Purchase Warrant of Symmetry Medical Inc.

10.2	Form of Common Stock Purchase Warrant of Symmetry Medical Inc.

10.3

Credit Agreement, dated as of June 11, 2003, by and among Symmetry Medical Inc., Olympus/Symmetry Holdings LLC, Wachovia Bank, National Association as administrative agent and several financial institutions named therein as lenders.

**10.4

Senior Subordinated Loan Agreement, dated as of June 11, 2003, by and among Symmetry Medical Inc., Windjammer Mezzanine & Equity Fund II, L.P., Olympus Growth Fund III, L.P., Olympus Growth Co-Investment Fund III, L.P., Olympus Executive Fund, L.P., The Royal Bank of Scotland plc and Antares Capital Corporation.

**10.5	Form of Subordinated Note.

10.6

Stockholders Agreement, dated as of October 18, 2000, by and among Symmetry Medical Inc., Olympus/Symmetry Holdings LLC, each of the management stockholders named therein and each management employee who at any time acquires securities of the Company.

10.7	Amendment to Stockholders Agreement, dated as of June 11, 2003, by Symmetry Medical Inc. and Olympus/Symmetry Holdings LLC.

10.8	Joinder to Stockholders Agreement, dated as of June 11, 2003, by and among Mettis Group Limited, Symmetry Medical Inc. and Olympus/Symmetry Holdings LLC.

10.9	Form of Joinder and Amendment to Stockholders Agreement, dated as of June 11, 2003, by and among Symmetry Medical Inc. and stockholders.

10.10	Symmetry Medical Inc. 2002 Stock Option Plan.

10.11	Form of Nonqualified Stock Option Agreement issued under 2002 Stock Option Plan.

10.12	Symmetry Medical Inc. 2003 Stock Option Plan.

10.13	Form of Nonqualified Stock Option Agreement issued under 2003 Stock Option Plan.

10.14	Symmetry Medical Inc. 2004 Incentive Plan.

10.15	Symmetry Medical Inc. 2004 Employee Stock Purchase Plan.

10.16	Employment Agreement, dated as of June 11, 2003, by and between Symmetry Medical Inc. and Brian Moore.

**10.17	Employment Agreement, dated as of January 6, 2004, by and between Symmetry Medical Inc. and Fred Hite.

10.18	Amended and Restated Transaction Fee Agreement, dated as of June 11, 2003, by and between Olympus Advisory Partners and Symmetry Medical Inc.

**10.19	Securities Purchase Agreement, dated as of July 15, 2004, by and between Symmetry Medical Inc. and each of the persons named therein as sellers.

Exhibit No.	Description

21.1	List of Subsidiaries of Symmetry Medical Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Information Regarding Consent of Arthur Andersen LLP.

23.5	Consent of Knowledge Enterprises, Inc.

24.1	Powers of Attorney (included in Part II of the Registration Statement).

99.1	Consent of Director Designee (Francis M. Nusspickel)

99.2	Consent of Director Designee (Stephen B. Oresman)

*	To be filed by amendment.
**	Filed herewith.